UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2019

Horizon Pharma Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-35238	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-353-1-772-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On March 6, 2019, Horizon Pharma Public Limited Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Cowen and Company, LLC (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters 12,244,898 ordinary shares of the Company, nominal value $0.0001 per share (the “Shares”). The price to the public in the offering is $24.50 per share. The Company expects that the net proceeds from the sale of Shares in the offering will be approximately $284 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The offering is expected to close on or about March 11, 2019, subject to customary closing conditions. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to an additional 1,836,734 ordinary shares solely to cover over-allotments.

The Company intends to use the net proceeds from the offering, together with cash on hand, to redeem or repay approximately $550 million of outstanding debt, consisting of a portion of the outstanding principal amount of term loans under the Company’s credit agreement and a portion of the outstanding principal amount of the Company’s 6.625% Senior Notes due 2023, as well as to pay the related premiums, accrued interest and fees and expenses associated with the planned redemption or repayment.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the parties, including for liabilities under the Securities Act of 1933, as amended, expense reimbursement and other payment provisions, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The offering was registered under an effective Registration Statement on Form S-3 (Registration No. 333-230054) and a related prospectus supplement, each filed with the Securities and Exchange Commission. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Matheson, Dublin, Ireland, relating to the legality of the Shares in the offering is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 6, 2019, by and among Horizon Pharma Public Limited Company and the several underwriters named therein.

5.1	Opinion of Matheson.

23.1	Consent of Matheson (included in Exhibit 5.1).

Forward Looking Statements

This report contains forward-looking statements, including, but not limited to, statements related to the completion, timing, net proceeds of the public offering and the Company’s expected use of the net proceeds and cash on hand. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the satisfaction of customary closing conditions related to the public offering and the fact that the Company will have discretion in the application of net proceeds and could use the net proceeds for purposes other than those described in the forward-looking statements. Additional risks and uncertainties relating to the public offering, the Company and its business can be found under the caption “Risk Factors” in the prospectus supplement relating to the offering and elsewhere in the Company’s SEC filings and reports, including its Annual Report on Form 10-K for the year ended December 31, 2018. Forward-looking statements speak only as of the date of this report, and the Company undertakes no duty or obligation to update any forward-looking statements contained in this report as a result of new information, future events or changes in its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2019	HORIZON PHARMA PUBLIC LIMITED COMPANY

	By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Executive Vice President and Chief Financial Officer